       FOR IMMEDIATE RELEASE                                                  EXHIBIT 99.1

                                                                                                                                    Contacts:                    Bill Volz, President

                                                                                                                                                                      Gary Schaefer, CFO

                                                                                                                                                                      (408) 542-5400

LOGIC Devices Reports Fiscal 2003

SUNNYVALE, Calif. (November 25, 2003) - LOGIC Devices Incorporated (Nasdaq: LOGC), today reported revenue and loss for its fiscal year ended September 28, 2003. The Company's revenues decreased  from $6,572,600 in fiscal 2002 to $5,009,000 in fiscal 2003. The Company experienced a net loss of $2,461,300, or $(0.37) per share, for fiscal 2003, compared to a net loss of $2,123,700, or $(0.31) per share, in fiscal 2002.

Fourth quarter fiscal 2003 revenues were $1,113,800, compared to $1,880,000 in the fourth quarter of fiscal 2002. For the fiscal quarter ended September 28, 2003, the Company had a net loss of $724,200, or $(0.11) per share, compared to a net earnings $124,800, or $0.01 per share, in the fourth quarter of fiscal 2002. In the immediately proceeding quarter ended June 29, 2003, the Company reported revenues of $1,206,300, and recorded a net loss of $566,200, or $(0.08) per share.

"LOGIC's  commercial revenues grew 17 percent in fiscal 2003 compared to 2002. However, contrary to our expectations at the beginning of the year, we experienced an 76 percent drop in sales to military programs in fiscal 2003 compared to 2002, resulting in weaker revenues and a net loss," stated Bill Volz, president of LOGIC Devices.

"LOGIC's cost cutting initiatives have allowed us to mitigate the effect of weaker revenues on the bottom line. Gross profit as a percentage of sales in fiscal 2003 increased to 28% from 27% in fiscal 2002, allowing us to continue to place heavy emphasis on new product development. We maintained our commitment to a high level of product development with R&D expenditures totaling $1.78 million in 2003. We believe new products are the basis for LOGIC's future growth. "

"During fiscal 2003, we reduced inventory levels by an additional 11%, and increased our cash position by 70% while also funding $233,700 to repurchase 222,200 shares of the Company's common stock on the open market. The balance sheet remains strong, with our cash reserves totaling $1.81 million at the end of the year and minimal liabilities. " concluded Volz.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements in this press release regarding expectations of future events are "forward-looking statements" involving risks and uncertainties, including, but not limited to, market acceptance risks, the effect of economic conditions and shifts in supply and demand, the impact of competitive products and pricing, product development, commercialization and technological difficulties, availability of capital, and capacity and supply constraints. Please refer to the Management Discussion and Analysis of Financial Condition and Results of Operations (MD&A) for a discussion of risks in the most recent LOGIC Devices Annual Report on Form 10-K and the quarterly report under Form 10-Q.

Established in 1983, LOGIC Devices is a fabless semiconductor manufacturer providing high-performance, function-specific integrated circuits that are utilized in smart weapons systems and in broadcast studio, medical imaging, and digital telecommunications equipment.

FINANCIAL HIGHLIGHTS (in thousands, except per share data):

	Fiscal quarter ended:		Fiscal year ended:
	9/28/03	9/29/02	9/28/03	9/29/02
Net revenues	$ 1,114	$ 1,880	$ 5,009	$ 6,573
Operating income (loss)	$ (731)	$90	$ (2,484)	$ (2,122)
Net income (loss)	$ (724)	$ 125	$ (2,461)	$ (2,124)
Income (loss) per share:
Basic	$ (0.11)	$ 0.01	$ (0.37)	$ (0.31)
Diluted	$ (0.11)	$ 0.01	$ (0.37)	$ (0.31)

Weighted average shares:
Basic	6,640,688	6,852,888	6,651,705	6,850,096
Diluted	6,640,688	6,853,776	6,651,705	6,850,096